UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 2, 2026

Primerica, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34680	27-1204330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Primerica Parkway Duluth, Georgia 30099
(Address of principal executive offices, and Zip Code)

(770) 381-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated under this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Our amended and restated $200 million five-year unsecured revolving credit facility (the “Credit Facility”) that was entered into on June 22, 2021 (originally entered into on December 19, 2017 and subsequently amended) was scheduled to expire on June 22, 2026. On June 2, 2026, we amended and restated the Credit Facility (“Second Amended Credit Facility”) with a syndicate of commercial banks consisting of The Bank of New York Mellon, Citibank, N.A., JP Morgan Chase Bank, N.A., Royal Bank of Canada, The Bank of Nova Scotia, and Wells Fargo Bank, National Association (“Administrative Agent”). No amounts were outstanding under the Credit Facility when we entered into the Second Amended Credit Facility. The Second Amended Credit Facility agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference. Proceeds drawn from the Second Amended Credit Facility may be used for general corporate purposes. The material terms of the Second Amended Credit Facility are as set forth below. The following description of the Second Amended Credit Facility is a general description and is qualified in its entirety by reference to the Second Amended Credit Facility.

The Second Amended Credit Facility amends the Credit Facility to, among other things: (i) extend the stated maturity date to June 2, 2031; (ii) modify the Applicable Margin (as defined in the Second Amended Credit Facility); and (iii) adjust certain financial covenants.

Generally, amounts outstanding under the Second Amended Credit Facility bear interest at either a base rate or a SOFR rate. Amounts outstanding bear interest at a periodic rate equal to SOFR or the base rate, plus in either case the Applicable Margin. The Second Amended Credit Facility also permits the issuance of letters of credit. The Applicable Margin is based on our Debt Rating, as defined in the Second Amended Credit Facility, with such margins for SOFR rate loans and letters of credit ranging from 1.00% to 1.625% per annum and for base rate loans ranging from 0.0% to 0.625% per annum. Interest on advances is payable quarterly in arrears for base rate loans and at the end of the interest period for SOFR rate loans. The Second Amended Credit Facility will mature and all amounts outstanding thereunder will be due and payable on the maturity date.

We are required to pay certain fees in connection with the Second Amended Credit Facility. For example, we must pay a commitment fee that is payable quarterly in arrears and is determined by our Debt Rating as defined in the Second Amended Credit Facility. This commitment fee ranges from 0.08% to 0.225% per annum of the unused portion of the $200 million commitment of the lenders under the Second Amended Credit Facility. Additionally, we are required to pay certain fees to the Administrative Agent for administrative services.

The Second Amended Credit Facility contains customary covenants including, but not limited to, the preservation and maintenance of our corporate existence, material compliance with laws, payment of taxes, and maintenance of insurance and of our properties. Further, the Second Amended Credit Facility contains financial covenants including a leverage ratio of consolidated indebtedness to total capitalization, as such terms are defined in the Second Amended Credit Facility, and a minimum consolidated net worth covenant. These financial covenants are computed at the end of each fiscal quarter. The Second Amended Credit Facility includes customary events of default including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults. No amounts have been drawn under the Second Amended Credit Facility as of the date of this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Second Amended and Restated Credit Agreement dated as of June 2, 2026

104	Cover Page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2026		PRIMERICA, INC.

	By:	/s/ Stacey K. Geer
Stacey K. Geer Executive Vice President, Chief Governance and Risk Officer and Deputy General Counsel